Exhibit 99.1

CDTi Announces Effective Date of Reverse Stock Split

Oxnard, California — July 22, 2016 — Clean Diesel Technologies, Inc. (NASDAQ: CDTI) (“CDTi” or “the Company”), a leader in advanced emission control technology, announced the expected effective date of its 1-for-5 reverse stock split. Stockholders granted the Board of Directors discretionary authority to effect the reverse split at the Company’s annual meeting of stockholders held on May 25, 2016.

CDTi anticipates the reverse split to be effective after the close of trading on NASDAQ on Friday, July 22, 2016 (the “Effective Date”), and for the common stock to continue trading on NASDAQ under the trading symbol “CDTI” under new CUSIP number 18449C500 on a split-adjusted basis commencing at the open of trading on Monday, July 25, 2016. The reverse split will reduce the number of outstanding shares of CDTi common stock from approximately 19.6 million shares to approximately 3.9 million shares. Correspondingly, the trading price of CDTi common stock is expected to proportionately increase immediately following the Effective Date.

The Company will not issue any fractional shares resulting from the reverse split. Instead, any stockholder who would otherwise be entitled to less than one full share of CDTi common stock will receive a cash payment for such fractional share at a rate equal to the average of the closing prices per share of CDTi common stock on NASDAQ over the five trading days immediately preceding the Effective Date.

Additional information on the reverse stock split can be found in the Company’s definitive proxy statement filed with the SEC on April 19, 2016, which is available on the Company’s website at www.cdti.com.

About CDTi

CDTi develops advanced materials technology for the emissions control market. CDTi’s proprietary technologies provide high-value sustainable solutions to reduce hazardous emissions, increase energy efficiency and lower the carbon intensity of on- and off-road combustion engine systems. With a continuing focus on innovation-driven commercialization and global expansion, CDTi’s breakthrough Powder-to-Coat (P2C™) technology exploits the Company’s high-performance, advanced low-platinum group metal (PGM) emission reduction catalysts. Key technology platforms include Mixed Phase Catalyst (MPC®), Base Metal Activated Rhodium Support (BMARS™), Synergized PGM (SPGM™), Zero PGM (ZPGM™) and Spinel™. For more information, please visit www.cdti.com.

Forward-Looking Statements

Certain information contained in this press release constitutes forward-looking statements, including any statements that are not statements of historical fact. You can identify these forward-looking statements by the use of the words “believes”, “expects”, “anticipates”, “plans”, “may”, “will”, “would”, “intends”, “estimates”, and other similar expressions, whether in the negative or affirmative. Forward-looking statements are based on a series of expectations, assumptions, estimates and projections, which involve substantial uncertainty and risk. In this document, the Company includes forward-looking statements regarding the effects of the reverse stock split on the Company’s common stock and trading price.  The actual effects of the reverse stock split may differ materially from those indicated by such forward-looking statements because of uncertainties, including, but not limited to, the manner in which NASDAQ implements the reverse stock split and the trading volume and market reaction to the reverse stock split when trading commences after its effectiveness.  In addition, any forward-looking statements represent the Company’s expectations only as of the date of such statements and should not be relied upon as representing the Company’s expectations as of any subsequent date. The Company specifically disclaims any obligation to update forward-looking statements. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Contact Information:

Becky Herrick or Cathy Mattison

LHA Investor Relations

+1 415 433 3777

bherrick@lhai.com / cmattison@lhai.com